                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. to be determined) and related Prospectus of Health Care REIT, Inc. for the registration of Offered Securities not to exceed an initial public offering price of $500,000,000 and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP


Toledo, Ohio
December 19, 1997



                                      -40-